Home Bancorp, Inc. Announces Conversion To A National Bank Charter

LAFAYETTE, La., March 2, 2015 /PRNewswire/ -- Home Bancorp, Inc. (the "Company") (NASDAQ: "HBCP"), the parent company for Home Bank (www.home24bank.com), headquartered in Lafayette, Louisiana (the "Bank"), announced today that the Bank has converted from a federal savings bank charter to a national bank charter. The Bank's legal name is now "Home Bank, National Association" and the Company is now a bank holding company.

John W. Bordelon, President and Chief Executive Officer of the Company and the Bank, said, "We converted the Bank to a national bank charter because we believe it is better aligned with the commercial and retail banking business model that we have operated under for more than a decade. Our customers will continue to enjoy the high level of customer service we are known for."

Forward-Looking Statements

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp's Annual Report on Form 10-K for the year ended December 31, 2013, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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CONTACT: John W. Bordelon, President and CEO (337) 237-1960